Exhibit (e)(3)

May 11, 2012

CONFIDENTIAL AND PROPRIETARY

James Hattersley

Vice President, Corp. Business Development

Sun Pharmaceutical Industries, Inc.

270 Prospect Plains Road

Cranbury, New Jersey 08512

Re: Confidentiality Agreement

Dear Mr. Hattersley:

In connection with your evaluation of a potential transaction (the “Potential Transaction”) with DUSA Pharmaceuticals, Inc. (the “Company”), we are prepared to make available to you and/or your Representatives (as defined below) certain confidential information relating to the Company and/or the Potential Transaction. As a condition to such information being furnished to you and your Representatives, you hereby agree to treat any Information (as defined below), whether prepared by the Company, its Representatives or otherwise, which is furnished to you or your Representatives now or in the future by or on behalf of the Company pursuant hereto in accordance with the terms and provisions of this agreement (this “Agreement”) and to take or abstain from taking certain other actions as hereinafter set forth. As used herein, a party’s “Representatives” shall mean such party’s directors, officers, employees, agents, affiliates and advisors (including, without limitation, such party’s attorneys, accountants, consultants and financial advisors).

The term “Information” shall be deemed to mean (subject to the following sentence) any confidential or otherwise proprietary information relating to the Company that the Company or any of its Representatives disclose to you, on or after the date of this Agreement, regardless of the manner in which it is furnished, together with all portions of notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, in whole or in part, the Information furnished to you or your Representatives pursuant to this Agreement. The term “Information” shall not include, and the obligations of this Agreement shall not apply to, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by you or your Representatives in breach of this Agreement, (ii) was within your or any of your Representative’s possession prior to its being furnished to you by or on behalf of the Company pursuant to this Agreement, provided that the source of such information was not known by you to be bound by an agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to you or any of your Representatives from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by an agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iv) was or is developed by you or your Representatives independently of such information.

Except as otherwise provided herein, you hereby agree that you and your Representatives shall use the Information solely for the purpose of evaluating the Potential Transaction, that the Information will be kept strictly confidential by you and your Representatives, and that you and your Representatives will not disclose any of the Information in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Information to which the Company gives its prior written consent, (ii) any of the Information may be disclosed to your Representatives who need to know the Information for the sole purpose of evaluating the Potential Transaction, who agree to nondisclosure and non-use terms with respect to the Information that are no less strict than the terms of this Agreement and (iii) any Information may be disclosed if required by operation of law, rule or regulation or by any court or other governmental or regulatory authority; provided that you provide prompt written notice to the Company so that the Company may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other appropriate remedy or the receipt of a waiver by the Company, you or any of your

Representatives are nonetheless, upon advice of counsel, legally compelled to disclose Information or else stand liable for contempt or suffer other censure or penalty, you or your Representative, as applicable, may, without liability hereunder, disclose only that portion of the Information which such counsel advises is legally required to be disclosed, provided that you and your Representative exercise your respective reasonable efforts to preserve the confidentiality of the Information, including, without limitation, by cooperating with the Company, at the Company’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information. In any event, you shall be responsible for any breach of this Agreement by any of your Representatives.

You represent that neither you nor any of your Representatives has entered into, directly or indirectly, any agreement or understanding with any person (other than any agreement between you and your Representatives) with respect to a Potential Transaction or that could otherwise affect such person’s decisions or actions with respect to a Potential Transaction involving the Company. In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Information has been made available to you or that discussions or negotiations are taking place between the Company and you concerning the Potential Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the opinion of your counsel such disclosure is required by law, rule or regulation or by any court or other governmental or regulatory authority; provided that you provide prompt written notice to the Company so that the Company may seek a protective order or other appropriate remedy.

Nothing contained in this Agreement shall require either party hereto to enter into the Potential Transaction or any other transaction or to negotiate for the same for any specified period of time. All Information disclosed to you shall be and remain the property of the Company and this Agreement shall not be construed as a license or any other grant of any right whatsoever in the Information. For clarity, no license under any patent, copyright, trademark, other intellectual property right or any application therefore is hereby granted or implied by the provision of the Information to you or your Representatives. Neither you nor your Representatives shall alter or obliterate any trademark or any other proprietary mark or notice thereof of the Company on any copy of the Information, and you shall reproduce any such mark or notice on all copies of the Information.

You agree that upon the request of the Company, you will return to the Company or destroy all Information furnished to you or your Representatives by or on behalf of the Company, without retaining any copies or extracts thereof, and you will destroy all portions of reports, analyses, memoranda, notes or other documents prepared by you or your Representatives that contain the Information. You will confirm to us in writing that destruction of all such Information has been completed. Notwithstanding the foregoing, the Company acknowledges that, in the ordinary course of your business and as a part of your customary practices, after the destruction or return of other copies of the Information, electronic copies of such Information may still remain on archives, hard drives, backup tapes and similar formats, and the Company acknowledges that, provided such Information is not used or disclosed by you or your Representatives contrary to the terms of this Agreement, such remaining copies shall not be deemed a breach of this paragraph. Furthermore, notwithstanding anything to the contrary herein, you and your Representatives may retain copies of any Information in order to comply with your and their legal and regulatory record-keeping obligations, and do not have to return or destroy Information to the extent that retention of such Information is, in good faith, in order to comply with your or their regulators’ and/or auditors’ expectations of best practices and/or applicable law or to defend yourself or themselves in litigation.

In consideration of and as a condition to the Company furnishing the Information to you under this Agreement, you agree that for a period of one year from the date of this Agreement, neither you nor any of your affiliates will, directly or indirectly, solicit or employ any of the i) current officers or director-level employees, without obtaining the prior written consent of the Company, or ii) other employees of the Company (so long as they are employed by the Company) who are in discussion with you relating to this Agreement, without obtaining the prior written consent of the Company, (it being understood that any newspaper or other general solicitation, including without limitation, web-based advertisements, not directed specifically to such person shall not be deemed to be a solicitation for purposes of this provision).

You acknowledge and agree that the Company will be irreparably injured by a breach of this Agreement by you or your Representatives, that monetary remedies may be inadequate to protect the Company against any actual or threatened breach of this Agreement by you or your Representatives, and that the Company shall be entitled to seek specific performance or other equitable relief as a remedy for any such breach without posting a bond.

For a period of twelve (12) months commencing on the date of this Agreement, you shall not, nor shall any of your subsidiaries or Representatives, in any manner, directly or indirectly, acting alone or in concert with others, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of beneficial ownership, as defined in Rule 13d-3 under the 1934 Act, of any substantial portion (i.e., more than 5%) of any securities or assets of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; or (iv) take any action that might require the Company to make a announcement regarding any of the types of matters set forth above; nor shall you engage in short selling activities with respect to securities of the Company. The provisions of this paragraph will not prohibit the ownership by you or any of your affiliates, subsidiaries or Representatives of any securities of the Company or a third party that you or any of your affiliates, subsidiaries or Representatives own as of the date hereof or the purchase by the Company or any of the Company’s affiliates of any of the securities held as of the date hereof.

The agreements contained in the immediately preceding paragraph shall terminate and be of no effect if (i) the Company enters into an agreement relating to any (a) merger, consolidation, business combination, binding share exchange or similar transaction involving the Company in each case, in which the Company will not be the entity surviving such transaction, (b) sale, lease or other disposition or series of related dispositions, directly or indirectly, by merger, consolidation or otherwise of assets of the Company or its subsidiaries representing all or substantially all of the consolidated assets of the Company and its subsidiaries, (c) issue, sale or other disposition or series of related dispositions by the Company of (including by of merger, consolidation, binding share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into such securities) representing 50% or more of the voting power of the Company to a single purchaser or an affiliated group of purchasers or (d) other transaction or series of related transactions pursuant to which any person or entity shall acquire beneficial ownership, as is defined in Rule 13d-3 under the 1934 Act, or the right to acquire beneficial ownership of, 50% or more of the outstanding common stock of the Company, or (ii) any corporation, partnership, person or other entity or group commences a tender offer or exchange offer to acquire 50% or more of the outstanding voting securities of the Company without the consent of the Board of Directors of the Company.

You acknowledge that you are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the Company or a possible transaction involving the Company from purchasing or selling the Company’s securities when in possession of such information and from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement and all of the terms, conditions, undertakings and prohibitions contained herein shall terminate upon the earlier to occur of (i) two (2) years after the date of this Agreement or (ii) such time as the Information has been publicly disclosed by or on behalf of the Company whichever is earlier

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The parties consent to the exclusive jurisdiction of the federal and state courts located in Newark, New Jersey. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement by the parties hereto.

Please confirm your agreement with the foregoing by executing this Agreement in the space provided below and returning one copy of this Agreement to us for our files.

Very truly yours,
/s/ Robert F. Doman

Robert F. Doman,
President and CEO

Accepted and agreed to as of the date first written above:

By:	/s/ James E. Hattersley
James E. Hattersley
Vice President, Business Development
Sun Pharmaceutical Industries, Inc.

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